Item 77(C)

         Pursuant to the written consent of holders of a majority of the outstanding shares of the Preferred Value Fund dated July 7, 1997, the new subadviser agreement between Caterpillar Investment Management Ltd. and Oppenheimer Capital described in the Registrant's Information Statement filed with the Securities and Exchange Commission on June 17, 1997, which is incorporated herein by reference, was approved.

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